Exhibit 99.1

voice: (781) 551-9450
129 Morgan Drive	fax: (781) 440-9528
Norwood, MA 02062	email: apogee@apogeebio.com

F O R    I M M E D I A T E    R E L E A S E

Apogee Investor Contact:
Kelly Black
Premier Funding & Financial Marketing
480-649-8224
kblack@premierfundingservice.com

Apogee Enters into an Agreement with Vaccine and Infectious
Disease Organization (VIDO)

NORWOOD, Mass. (August 23, 2007) — Apogee Technology, Inc. (AMEX: ATA), a biotechnology company focusing on the development of intradermal delivery systems for the administration of drugs and vaccines, announced today that it has entered into an agreement with Vaccine and Infectious Disease Organization (VIDO) designed to support the advancement of Apogee’s delivery systems technology.

Dr. Alexander K. Andrianov, Apogee’s Vice President of Research and Development, said: “This continues our effort of building in vivo proof of concept data for our intradermal technology. We plan to investigate the potential of our delivery approach in the immunization studies using large animal models. We are delighted to work with VIDO, one of the world’s leaders in the research and development of vaccine and immunotherapeutic technologies for both human and animal diseases.”

About VIDO

VIDO is a world leader in the research and development of vaccine and immunotherapeutic technologies for humans and livestock. VIDO is also leading the construction of InterVac, a new facility that will be the largest Biosafety Level 3 vaccine research facility in Western Canada dealing with both human and large animal diseases. InterVac will enhance a cluster of world-class life sciences research capacity on the University of Saskatchewan campus that is unique in North America.  VIDO is a non-profit organization owned by the University of Saskatchewan. For more information, please visit: http://www.vido.org

About Apogee Technology, Inc.

Apogee Technology, Inc. is a biotechnology company developing proprietary systems for the delivery of pharmaceutical agents into the skin for the treatment and prevention of local and systemic conditions.  The Company’s PyraDerm™ delivery system incorporates structured solid-state formulations designed to penetrate the outer layer of the skin and then release the agent in a controlled manner. The Company is also developing and commercializing sensors and sensor systems with a specialized focus on health monitoring. For more information please visit our web site at: http://www.apogeebio.com.

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PyraDerm™ and Sensilica® are trademarks of Apogee Technology, Inc.  All other product names noted herein may be trademarks of their respective holders.  Certain statements made herein that use the words “anticipate,” “may,” “hope,” “estimate,” “project,” “will,” “intend,” “plan,” “expect,” “believe” and similar expressions are intended to identify forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve the design, development and production efforts of our PyraDerm™ and Sensilica® technologies, known and unknown risks and uncertainties, which could cause the actual results, performance or achievements of the Company to be materially different from those that may be expressed or implied.  Please refer to the company’s risk factors as set forth in the Company’s filings with the Securities and Exchange Commission, including its reports on Forms 10-KSB, as amended, for the year ended December 31, 2006 and10-QSB for the quarter ended June 30, 2007.